Exhibit 23.1
Consent of Independent Accounting Firm
The Board of Directors
PROS Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-194105, 333-193867, 333-186857, 333-179721, 333-172516, 333-165362, 333-157555, 333-149359, and 333-145237) of PROS Holdings, Inc. of our report dated March 12, 2014, with respect to the consolidated statements of financial position of Cameleon Software SA and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, cash flows and changes in equity for each of the years in the two-year period ended December 31, 2013, which report appears in the Form 8‑K/A of PROS Holdings, Inc. dated March 24, 2014. Our report refers to the adoption by Cameleon Software SA of the new standard Revised IAS 19 “Employee benefits” effective January 1, 2013.

/s/ KPMG SA
Paris, France
March 24, 2014